                                                  ------------------------------
                                                        OMB APPROVAL
                                                  OMB Number     3235-0145
                                                  Expires:  December 31, 1997
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                                                  hours per response . . . 14.90
                                                  ------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                           Calgon Carbon Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   129603106
                       --------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)             PAGE  1  OF  11  PAGES

---------------------------                       ------------------------------
CUSIP No. 129603106                   13G              Page  2  of  11  Pages
---------------------------                       ------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Mutual Life Insurance Company
      I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [_]
                                                                     (b)  [_]
      N/A

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER
         Number of
          Shares        -0-
                    ------------------------------------------------------------
       Beneficially  6  SHARED VOTING POWER
         Owned by
           Each         -0-
                    ------------------------------------------------------------
         Reporting   7  SOLE DISPOSITIVE POWER
          Person
           With         -0-
                    ------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IC, BD, IA, HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  2  OF  11  PAGES

---------------------------                       ------------------------------
CUSIP No. 129603106                   13G              Page  3  of  11  Pages
---------------------------                       ------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Subsidiaries, Inc.
      I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [_]
                                                                     (b)  [_]
      N/A

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER
         Number of
          Shares        -0-
                    ------------------------------------------------------------
       Beneficially  6  SHARED VOTING POWER
         Owned by
           Each         -0-
                    ------------------------------------------------------------
         Reporting   7  SOLE DISPOSITIVE POWER
          Person
           With         -0-
                    ------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        -0-

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  3  OF  11  PAGES

---------------------------                       ------------------------------
CUSIP No. 129603106                   13G              Page  4  of  11  Pages
---------------------------                       ------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Asset Management
      I.R.S. No.   04-3279774
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [_]
                                                                     (b)  [_]
      N/A

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER
         Number of
          Shares        -0-
                    ------------------------------------------------------------
       Beneficially  6  SHARED VOTING POWER
         Owned by
           Each         -0-
                    ------------------------------------------------------------
         Reporting   7  SOLE DISPOSITIVE POWER
          Person
           With         -0-
                    ------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  4  OF  11  PAGES

---------------------------                       ------------------------------
CUSIP No. 129603106                   13G              Page  5  of  11  Pages
---------------------------                       ------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Berkeley Financial Group
      I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [_]
                                                                     (b)  [_]
      N/A

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER
         Number of
          Shares        -0-

                    ------------------------------------------------------------
       Beneficially  6  SHARED VOTING POWER
         Owned by
           Each         -0-

                    ------------------------------------------------------------
         Reporting   7  SOLE DISPOSITIVE POWER
          Person
           With         -0-

                    ------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        -0-

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,337,127 : 3,237,427 through its direct, wholly-owned subsidiary, NM Capital Management, Inc. and 99,700 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      8.3%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  5  OF  11  PAGES

---------------------------                       ------------------------------
CUSIP No. 129603106                   13G              Page  6  of  11  Pages
---------------------------                       ------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NM Capital Management, Inc.
      I.R.S. No. 85-0268885
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [_]
                                                                     (b)  [_]
      N/A

--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      New Mexico

--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER
         Number of
          Shares
                        1,423,257
                    ------------------------------------------------------------
       Beneficially  6  SHARED VOTING POWER
         Owned by
           Each
                        -0-
                    ------------------------------------------------------------
         Reporting   7  SOLE DISPOSITIVE POWER
          Person
           With
                        3,237,427
                    ------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER


                        -0-
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,237,427

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      8.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                             PAGE  6  OF  11  PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


     Item 1(a)  Name of Issuer:
                --------------
                Calgon Carbon Corporation

     Item 1(b)  Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                P.O. Box 717
                Pittsburgh, PA 15320-0717

     Item 2(a)  Name of Person Filing:
                ---------------------
                This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

     Item 2(b)  Address of the Principal Offices:
                --------------------------------
                The principal business offices of JHMLICO, JHSI and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

     Item 2(c)  Citizenship:
                -----------
                JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

     Item 2(d)  Title of Class of Securities:
                ----------------------------
                Common Stock

     Item 2(e)  CUSIP Number:
                ------------
                129603106

     Item 3     If the Statement is being filed pursuant to Rule 13d-1(b), or
                -------------------------------------------------------------
                13d-2(b), check whether the person filing is a:
                ----------------------------------------------

                JHMLICO:  (a) (X)  Broker or Dealer registered under (S)15 of the Act.

                          (c) (X) Insurance Company as defined in (S)3(a)(19) of the Act.

                          (e) (X) Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940.


                            PAGE  7  OF  11  PAGES

                          (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                JHSI      (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                JHAM      (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                TBFG      (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                NM        (e) (X)  Investment Adviser registered under (S)203
                                   of the Investment Advisers Act of 1940.

     Item 4     Ownership:
                ---------

                (a)  Amount Beneficially Owned: NM beneficially owns 3,237,427
                     -------------------------
                     shares of Common Stock in various advisory accounts. In addition to the shares owned by NM, John Hancock Advisers, Inc. ("JHA"), an Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940 and a direct, wholly-owned subsidiary of TBFG, beneficially owns 99,700 shares of Common Stock. Through their parent-subsidiary realtionship to NM and JHA, JHMLICO, JHSI, JHAM and TBFG have indirect, beneficial ownership of these same shares.

                     The JHA shares are held by the:

                     John Hancock Special Value Fund, an open-end diversified management company registered under (S)8 of the Investment Company Act. Under an Advisory Agreement dated October 1, 1993, JHA has beneficial ownership of the 77,800 shares held in the fund.

                     John Hancock Institutional Series Trust-John Hancock Fundamental Value Fund an open-end diversified management company registered under (S)8 of the Investment Company Act. Under an Advisory Agreement dated April 3, 1995, JHA has beneficial ownership of the 21,900 shares held in the fund.

                (b)  Percent of Class:
                     ----------------
                     TBFG - 8.3%
                     NM   - 8.0%

                (c)  (i)    sole power to vote or to direct the vote:
                            NM  - 1,423,257
                            JHA -    99,700

                     (ii)   shared power to vote or to direct the
                            vote:  -0-

                     (iii)  sole power to dispose or to direct the disposition
                            of:
                            NM  - 3,237,427
                            JHA -    99,700

                     (iv) shared power to dispose or to direct the disposition of: -0-


                             PAGE  8  OF  11  PAGES

   Item 5   Ownership of Five Percent or Less of a Class:
            --------------------------------------------
            Not applicable.

   Item 6   Ownership of More than Five Percent on Behalf of Another Person:
            ---------------------------------------------------------------
            See Item 4(a).

   Item 7   Identification and Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company:
            ------------------------------------------------------------
            See Items 2(a), 3 and 4.

   Item 8   Identification and Classification of Members of the Group:
            ---------------------------------------------------------
            Not applicable.

   Item 9   Notice of Dissolution of a Group:
            --------------------------------
            Not applicable.

   Item 10  Certification:
            -------------
            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                             PAGE  9  OF  11  PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                     JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                     By: /s/ John T. Farady
                                         --------------------------------------
                                     Name:   John T. Farady
                                          -------------------------------------
Dated: January 24, 1996              Title:  Senior Vice President & Treasurer
       -------------------                 ------------------------------------


                                     JOHN HANCOCK SUBSIDIARIES, INC.

                                     By: /s/ John T. Farady
                                         --------------------------------------
                                     Name:   John T. Farady
                                          -------------------------------------
Dated: January 24, 1996              Title:  Treasurer
       -------------------                 ------------------------------------


                                     JOHN HANCOCK ASSET MANAGEMENT

                                     By: /s/ James H. Young
                                         --------------------------------------
                                     Name:   James H. Young
                                          -------------------------------------
Dated: January 23, 1996              Title:  Secretary
       -------------------                 ------------------------------------


                                     THE BERKELEY FINANCIAL GROUP

                                     By: /s/ Susan S. Newton
                                         --------------------------------------
                                     Name:   Susan S. Newton
                                          -------------------------------------
Dated: January 24, 1996              Title:  Vice President
       -------------------                 ------------------------------------


                                     NM CAPITAL MANAGEMENT, INC.

                                     By: /s/ Susan S. Newton
                                         --------------------------------------
                                     Name:   Susan S. Newton
                                          -------------------------------------
Dated: January 24, 1996              Title:  Assistant Secretary
       -------------------                 ------------------------------------


                            PAGE  10  OF  11  PAGES

                                                                   EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------


     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and NM Capital Management, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Calgon Carbon Corporation, is filed on behalf of each of them.


                                     JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                     By: /s/ John T. Farady
                                         --------------------------------------
                                     Name:   John T. Farady
                                          -------------------------------------
Dated: January 24, 1996              Title:  Senior Vice President & Treasurer
       -------------------                 ------------------------------------


                                     JOHN HANCOCK SUBSIDIARIES, INC.

                                     By: /s/ John T. Farady
                                         --------------------------------------
                                     Name:   John T. Farady
                                          -------------------------------------
Dated: January 24, 1996              Title:  Treasurer
       -------------------                 ------------------------------------


                                     JOHN HANCOCK ASSET MANAGEMENT

                                     By: /s/ James H. Young
                                         --------------------------------------
                                     Name:   James H. Young
                                          -------------------------------------
Dated: January 23, 1996              Title:  Secretary
       -------------------                 ------------------------------------


                                     THE BERKELEY FINANCIAL GROUP

                                     By: /s/ Susan S. Newton
                                         --------------------------------------
                                     Name:   Susan S. Newton
                                          -------------------------------------
Dated: January 24, 1996              Title:  Vice President
       -------------------                 ------------------------------------



                                     NM CAPITAL MANAGEMENT, INC.

                                     By: /s/ Susan S. Newton
                                         --------------------------------------
                                     Name:   Susan S. Newton
                                          -------------------------------------
Dated: January 24, 1996              Title:  Assistant Secretary
       -------------------                 ------------------------------------


                            PAGE  11  OF  11  PAGES